                                  Exhibit 3
                                                                  EXHIBIT B
                                                                  TO INVESTMENT
                                                                  AGREEMENT
                                                                  -------------
                              MEI FINANCINGS, L.P.
                            4200 Texas Commerce Tower
                               Dallas, Texas 75201

                                  June 5, 1996

Mountasia Entertainment International, Inc.
5895 Windward Parkway, Suite 220

Alpharetta, Georgia  30202

Attention:        Mr. Scott Demerau
                  Chief Executive Officer

                                 Re: FINANCING COMMITMENT
                                     --------------------

Ladies and Gentlemen:

                  Mountasia Entertainment International, Inc. (the "BORROWER") has requested MEI Financings, L.P. (the "LENDER") to provide an aggregate of up to $33,000,000 under two multi-draw term loan facilities (collectively, the "FACILITY") to the Borrower which would provide, in part, for the purchase by the Lender from NationsBank of the outstanding indebtedness of the Borrower and of its affiliate, National Entertainment Funding, L.P. ("NEF"), to NationsBank in an aggregate amount specified in the Statement of Terms and Conditions (the "TERM SHEET") attached as ANNEX A to this letter.

                  Lender is pleased to advise you that it is willing to provide the Facility on the principal terms and conditions set forth in the Term Sheet. The parties acknowledge that Lender is making such commitment solely as an accommodation to Borrower in connection with ongoing discussions of a possible substantial equity investment in Borrower (the "PROPOSED EQUITY INVESTMENT") by MEI Holdings, L.P. ("MEIH").

                  Upon your execution and delivery of this letter, the Lender shall deposit into the MEIF Escrow Closing Subaccount (as defined in the Escrow Subaccount Agreement, dated as of June 5, 1996 (the "ESCROW AGREEMENT"), among you, the Lender and Jones, Day, Reavis & Pogue) $11,842,862.98 in immediately available funds to be released to you as Term Loans (as defined in the Term Sheet) or otherwise applied in accordance with (and subject to the conditions set forth in) the terms of the Escrow Agreement and this letter.

                  You agree to assist the Lender, promptly upon request, with all information deemed necessary by it to complete the documentation for the Facility.

                  You represent and warrant and covenant that all information which has been or is hereafter made available to MEIH or the Lender by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and that there is no fact or circumstance, the existence of which could have a material adverse effect on the financial or other condition, business, operations or prospects of the Borrower or NEF, that has not been fully disclosed to MEIH or the Lender prior to the execution and delivery of this letter and each other Debt Financing Document (as defined below). You agree to supplement the information referred to above from time to time promptly so that the representations and warranties in the preceding sentence remain correct (including with respect to information hereafter made available).

                  The Lender's commitment is subject to the conditions precedent described in the Term Sheet. Subject to the terms hereof (including the Term Sheet) and the Escrow Agreement, funds for the NationsBank Purposes (as defined in the Term Sheet) will be available to the Borrower immediately after the execution of and the closing of the transactions under documentation relating thereto with NationsBank and execution of the Investment Agreement.

                  The Borrower agrees, as a condition to this commitment and MEIH's and the Lender's respective obligations under the Facility and the Debt Financing Documents, if any, that (i) at the Lender's request, it will accept any refinancing of the Facility from any third party that is on terms that, in the aggregate, are not materially less favorable than those governing the proposed Foothill debt financing (including Warrants) and will pay to any proposed refinancing entity normal commitment fees other customary in financings of that type not to exceed 2% of the maximum amount of the refinancing facility and other customary up-front fees, (ii) the NationsBank debt will be consolidated under the Facility and will, together with all other obligations under the Facility, be collateralized on the terms set forth in the Term Sheet,
(iii) if MEIH does not close on its equity investment under the Investment Agreement (as defined in the Term Sheet) for any reason other than a default by MEIH, the Borrower will immediately proceed to use its best efforts to refinance the Facility, (iv) if the Borrower agrees to accept from any person or entity (other than MEIH or any affiliate), an equity investment, (1) all amounts owing under the Facility will become due and payable in full upon closing of such investment proposal and all commitments to lend under the Facility will terminate upon acceptance of any such proposal and (2) Lender will assign the Facility and any related documents to any person or entity designated by Borrower upon payment to Lender of all such amounts, (v) Borrower will negotiate in good faith to reach definitive Debt Financing Documents, and (vi) Borrower will reimburse any refinancing entity or proposed refinancing entity for all of their respective out-of-pocket costs and expenses in connection with the Facility and any refinancing thereof, and provide such entity with an indemnification with respect to any third party claims and expenses related to the foregoing no less favorable to such entity than the indemnification provisions set forth hereinafter in this letter; and default in any of the foregoing, or in any representation, warranty or other agreement contained elsewhere in this letter, will constitute a default under the Facility.

                  The Borrower agrees to pay on demand (i) all costs and expenses of MEIH and the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this letter and all agreements and documents relating to the Facility (all of the foregoing, collectively, the "DEBT FINANCING DOCUMENTS") (including, without limitation,
(A) all due diligence, collateral review, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel, accountants and other professional advisors to MEIH or the Lender with respect thereto, with respect to advising MEIH or the Lender as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Debt Financing Documents, with respect to negotiations with the Borrower or NEF or any of their respective affiliates (all of the foregoing, collectively, the "LOAN PARTIES") or with other creditors of any Loan Party arising out of any default or any events or circumstances that may give rise to a default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of MEIH and the Lender in connection with the enforcement of the Debt Financing Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for MEIH and the Lender with respect thereto). In addition, the Borrower will pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Debt Financing Documents and agrees to save MEIH and the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes.

                  The Borrower agrees to indemnify and hold harmless MEIH and the Lender and each of their respective affiliates and their respective officers, directors, partners, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses (including, without limitation, economic and investment losses), liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and any loss of investment under any Debt Financing Document or the Proposed Equity Investment or any agreements relating thereto) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with, (i) the Facility, the actual or proposed use of the proceeds of the loans thereunder, the Debt Financing Documents, the Proposed Equity Investment referred to above or any agreements relating thereto, or any of the transactions contemplated hereby or thereby, including, without limitation, any acquisition or proposed acquisition by the Borrower or any of its subsidiaries or other affiliates of all or any portion of the stock or the assets of any person or entity or (ii) the actual or alleged presence of hazardous materials on any property of the Borrower or NEF or any of their respective subsidiaries or other affiliates or any investigation, litigation or proceeding, under or relating to any environmental law or regulation, relating in any way to the Borrower or NEF or any of their respective subsidiaries or other affiliates, in each case whether or not such investigation, litigation or proceeding is brought by or against any Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or by any of the other Debt Financing Documents or such Proposed Equity Financing are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have primarily resulted from such Indemnified Party's gross negligence or willful misconduct or (iii) any investigation, litigation or proceeding brought or commenced against the Borrower or NEF or any subsidiary or other affiliate thereof by any person or entity (including without limitation any governmental authority) other than MEIH or the Lender relating to any negligent act or omission, or any violation of any law, rule or regulation, by the Borrower or NEF or any subsidiary or other affiliate thereof or any shareholder, officer, director, employee or affiliate thereof and any losses or liabilities of the Borrower or NEF or any subsidiary or other affiliate thereof arising from or related to the foregoing. The Borrower also agrees not to assert any claim against MEIH or the Lender or any of their subsidiaries or other affiliates, or any of their respective officers, directors, partners, employees, attorneys and agents, or any affiliate of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the loans thereunder, or the Debt Financing Documents, or the Proposed Equity Investment or any agreement relating thereto, or any of the transactions contemplated hereby or thereby.

                  Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Debt Financing Document or any other agreement between MEIH and/or the Lender and the Borrower and/or NEF or any other person or entity, the agreements and obligations of the Borrower contained in the preceding two paragraphs will survive the payment in full of, and/or the conversion to equity of, principal, interest and all other amounts payable under any of the other Debt Financing Documents and any termination of this letter or any other Debt Financing Document or any commitment hereunder or under any other Debt Financing Document, and the Borrower shall remain bound thereby.

                  This letter is delivered to you on the understanding that neither this letter nor any of its terms or substance shall be disclosed without our prior written consent, directly or indirectly, to any other person except to your employees, agents and advisers who are directly involved in the consideration of this matter or to NationsBank or as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law.

                  If you are in agreement with the foregoing, please sign and return to MEIH the enclosed copies of this letter no later than 5:00 p.m., New York time, on June 12, 1996. This offer shall terminate at such time unless prior there to we shall have received signed copies of such letter.

                  We look forward to working with you on this transaction.

                                    Very truly yours,

                                    MEI FINANCINGS, L.P.

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                 By:      MEI Financings GenPar, L.P. a Delaware
                          limited partnership, general partner

                          By:      HH GenPar Partners, a Texas general
                                   partnership, general partner

                                   By:     Hampstead Associates, Inc., a Texas
                                           corporation, general partner and co-
                                           manager

                                           By: ________________________________
                                               Name:
                                               Title:

Accepted and agreed to as of the date first above written:

MOUNTASIA ENTERTAINMENT
  INTERNATIONAL, INC.

By: _______________________
Name:  Scott Demerau
Title:  Chief Executive Officer

                                                                   Annex A
                                                                   TO FINANCING
                                                                   COMMITMENT
                                                                   ------------

                        Statement of Terms and Conditions
                        ---------------------------------

I.       Amount and Terms of Facility
         ----------------------------

         Borrower:           Mountasia Entertainment International, Inc. (the
                             "BORROWER")

         Lender:             MEI Financings, L.P. (the "LENDER")

         Type of Facilities: Multi-draw, non-revolving term loan
                             facilities (the "FACILITIES")

         Amount of
         Facilities:         $33,000,000 in aggregate amount, available pursuant
                             to two separate facilities as follows:

                              (1) BASIC FACILITY - The aggregate amount of Term Loans (defined below) drawable under the Basic Facility is $23,500,000. The aggregate amount of Term Loans drawable under the Basic Facility for Basic Purposes is $18,000,000.

                              (2) CONVERSION FACILITY - The aggregate amount of Term Loans drawable under the Conversion Facility is $9,500,000.

         Availability:        Loans (the "TERM LOANS") will be available under
                              the Facilities in one or more drawings to be made prior to February 28, 1997 (the "EXPIRATION
                              DATE").

         Maturity:            The Term Loans will be repayable in a single
                              payment due January 2, 1998 (such date, or the date to which the maturity of the Term Loans may be extended as provided below, the "MATURITY
                              DATE"). The Maturity Date may be extended for one six-month period on the condition that (i) the Borrower has used its best efforts to refinance the Term Loans outstanding under the Facility during the period preceding any such extension but has failed to do so, (ii) on the date of any such extension and after giving effect thereto no default or event of default shall have occurred and be continuing and (iii) the Borrower has paid the Extension Fee of 25 basis points on the outstanding principal amount of the Term Loans for such extension.

         Purposes:            The Facilities will be available for the following
                              purposes subject to the limitations set forth hereinafter:

                              "NATIONSBANK PURPOSES" means the following:

                              (1) Acquisition (at par) by the Lender of debt outstanding under the Borrower's $13,000,000 and $10,000,000 NationsBank facilities in an aggregate amount not to exceed $8,500,000 plus accrued and unpaid interest and fees and all other amounts owing under such facilities.

                              (2) Acquisition (at par) by the Lender of the note held by NationsBank under the $5,000,000 facility with National Entertainment Funding, L.P. ("NEF") in an aggregate amount not to exceed $2,800,000 plus accrued and unpaid interest and fees and all other amounts owing under such facility.

                              "BASIC  PURPOSES" means the following:

                              (1)     The NationsBank Purposes.

                              (2) To fund the redemption of up to 30% of (x) the outstanding shares of the Borrower's Class B Preferred Stock and (y) the outstanding principal amount of the Borrower's 10% Convertible Subordinated Debentures, in an aggregate amount (including in the case of clause (y) principal and accrued unpaid interest) under this item (2) not to exceed $3,000,000.

                              (3)     The refinancing (at par) of the Note
                                      issued by the Borrower in connection with the Borrower's acquisition of the Houston, Texas Katy Freeway Family Entertainment Center in an aggregate amount (including principal and accrued unpaid interest) not to exceed $1,909,000.

                              (4) To repurchase up to 200,000 shares of the Borrower's common stock from a previous holder of the Borrower's Class B Preferred Stock at the then current market price for such common stock, such repurchase to be made as promptly as practicable.

                              (5) General working capital purposes in an amount not to exceed the lesser of (a) $1,800,000 and (b) an amount equal to the excess of (x) $18,000,000 over (y) the aggregate principal amount of Term Loans drawn for the purposes set forth in clauses (1), (2), (3) and (4) above.

                              "CONVERSION PURPOSES" means payments in respect of redemptions of (a) the outstanding shares of the Borrower's Class B Preferred Stock in excess of payments made pursuant to subclause (x) of clause
                              (2) under "Basic Purposes" above, (b) the outstanding shares of the Borrower's Class D Preferred Stock, (c) the outstanding shares of the Borrower's Class C Preferred Stock and (d) the outstanding principal amount of the Borrower's 10% Convertible Subordinated Debentures in excess of payments made pursuant to subclause (y) of clause
                              (2) under "Basic Purposes" above, in the case of clauses (a) through (d) above, inclusive, in an aggregate amount up to $9,500,000, and PROVIDED that the Conversion Facility shall be available for the purposes set forth in clauses (a) and (d) above only after the Borrower shall have exhausted the availability of the Basic Facility for the purposes set forth in clause (2) under "Basic Purposes."

                              "EXPANDED PURPOSES" means the following:

                              (1) Those permitted uses of proceeds specified under Section 7.16 of the draft form of proposed Consolidated, Amended and Restated Loan and Security Agreement with Foothill Capital Corporation delivered to MEI Holdings, L.P. ("MEIH") on June 3, 1996 and not constituting one of the Basic Purposes or Conversion Purposes.

                              (2) The repayment (at par) of the subordinated seller financing relating to the Spartanburg, S.C. Family Entertainment Center and known as the "Young World of Spartanburg Note" in an aggregate amount (including principal and accrued unpaid interest) not to exceed $2,170,000.

                              BASIC FACILITY LIMITS. Term Loans under the Basic Facility may be drawn solely for Basic Purposes until Borrower satisfies the Special Covenant referred to in Part III below. Thereafter, Term Loans under the Basic Facility may be drawn solely for Basic Purposes and Expanded Purposes.

                              CONVERSION FACILITY LIMITS. During the period (the "DUE DILIGENCE PERIOD") from the date of execution by MEIH and the Borrower of the definitive investment agreement (the "INVESTMENT AGREEMENT") governing the Proposed Equity Investment (as defined in the commitment letter attached hereto) through July 1, 1996, and prior to the occurrence of a

                              Termination Event (as defined herein), Term Loans under the Conversion Facility may be drawn solely for Conversion Purposes. Following a Termination Event, Term Loans under the Conversion Facility may be drawn solely for Conversion Purposes as to which the Borrower has, prior to the Termination Event, entered into an irrevocable contractual commitment to fund. Upon the Equity Closing (as defined herein), the Conversion Facility shall automatically terminate and no additional Term Loans may be drawn thereunder and all Conversion Purposes shall thereafter be funded from equity proceeds.

II.      General Provisions
         ------------------

         Interest Rate:       Prime Rate + 1%. Prime Rate to be NationsBank's
                              prime rate, so long as the Lender (or any financial institution that does not itself publish a prime rate) holds the Term Loans, otherwise the prime rate published by the financial institution holding the Term Loans.

         Interest Payment
         Dates:               Interest to be paid monthly, in arrears.

         Overdue Rate:        Overdue principal, interest, fees and other
                              amounts will bear interest at the Prime Rate + 3%.

         Collateral:          The Facility and all guaranties thereof will be
                              (to the same extent proposed in the Foothill facility, and with the exceptions agreed to in connection therewith) secured by a perfected first priority security interest and lien on all real and personal property (wherever located) of the Borrower and its direct and indirect subsidiaries and of NEF and its direct and indirect subsidiaries, if any, after the acquisition, if any, thereof and prior thereto if permitted under NEF's organizational documents.

                              Additionally, the Borrower's obligations under the Note Purchase Agreement relating to the $5,000,000 NationsBank facility with NEF shall be cross-collateralized with all collateral securing the Facility.

         Guaranties:          All obligations of the Borrower under the Facility
                              will be unconditionally guarantied by each of the Borrower's direct and indirect subsidiaries and by NEF and its direct and indirect subsidiaries if permitted under NEF's organizational documents.

         Rate Basis:          360 days for actual days elapsed.

         Optional
         Prepayments:         Without premium or penalty.

         Mandatory
         Prepayments:         Net proceeds of asset sales.

         Funding Mechanics:   Term Loans will be available pursuant to a Notice
                              of Borrowing given by the Borrower to the Lender at least three Business Days prior to the proposed borrowing date specifying the proposed borrowing date, the amount of the borrowing, the applicable
                              Facility and the permitted purpose to which the proceeds thereof are to be applied. Proceeds of each Term Loan (other than any Term Loan drawn for general working capital purposes as provided in and subject to the limitations set forth in clause
                              (5) under "Basic Purposes") shall be applied to the applicable permitted purpose within two
                              Business Days following the date of such loan.

III.     Special Covenant
         ----------------

         Within 10 days after the execution of the Investment Agreement by the Borrower and MEIH, the Borrower shall (x) execute and deliver to the Lender documentation (the "DEBT FINANCING DOCUMENTS") governing the Facilities in form and substance satisfactory to the Lender, such documentation (i) to be in substantially the form of the drafts of the proposed Foothill documents delivered to the Lender prior to the date hereof (subject to modifications necessary to reflect the change in lender from Foothill to the Lender and the other terms set forth herein and other technical and "clean-up" changes requested by the Lender not materially adverse to the Borrower), (ii) to provide collateral co-extensive with and on the same terms and conditions as that proposed under the Foothill documents (but to include in any event the Houston, Texas Katy Freeway Family Entertainment Center and all other property subject to a lien securing any indebtedness refinanced or acquired with proceeds of the Term Loans), and (iii) to include conditions to borrowing typical for facilities of this type and substantially the same as those in the proposed Foothill documents delivered to the Lender prior to the date hereof (subject to modifications necessary to reflect the change in lender from Foothill to the Lender and the other terms set forth herein and other technical and "clean-up" changes requested by the Lender not materially adverse to the Borrower) and (y) deliver all such documents and instruments, including without limitation, all such UCC financing statements, and take all such other actions, as are necessary to provide the Lender with a perfected first-priority lien on all such collateral, as contemplated in the Foothill documents and hereby. The Lender agrees to waive specified financial covenant defaults existing under the NationsBank debt to be acquired by the Lender as provided under "NationsBank Purposes" for the 10-day period referred to in the preceding sentence. Pending entry into the Debt Financing

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



         Documents required pursuant to the foregoing provisions, such NationsBank debt shall continue to be governed by the NationsBank documents, as amended in connection herewith.

IV.      Conditions to Term Loans
         ------------------------

         All Term Loans
         for NationsBank
         Purposes:           (1)     Borrower and MEIH shall have entered into
                                      the Investment Agreement; and

                              (2) NationsBank and the Lender shall have entered into, and the closing shall have occurred under, a Purchase and Sale Agreement in form and substance satisfactory to the Lender, it being understood and agreed that the form of the draft Purchase and Sale Agreement between NationsBank and Foothill delivered to MEIH prior to the date hereof is satisfactory to the Lender.

         All Term Loans other
         than for NationsBank
         Purposes:           (1)     Borrower and MEIH shall have entered into
                                      the Investment Agreement;

                              (2)     Satisfaction of Special Covenant (above);
                                      and

                              (3) Satisfaction of conditions precedent set forth in the Debt Financing Documents (per clause (x)(iii) of Special Covenant above);

                              PROVIDED, HOWEVER, that, upon satisfaction of the conditions applicable to the availability of Term Loans for NationsBank Purposes but prior to the satisfaction of the foregoing conditions applicable to the availability of Term Loans other than for NationsBank Purposes, Term Loans shall be available under the Conversion Facility solely for the purpose of funding unsolicited redemptions of shares of the Borrower's Class C and Class D Preferred Stock that are, in each case, made on the last day permitted for such redemptions under the terms of the instruments providing for the designation of such securities.

V.       Representations and Warranties, Covenants and Events of Default.
         ----------------------------------------------------------------

         Representations
         and Warranties:      As provided in the Foothill documentation and
                              herein.

         Affirmative
         Covenants:           As provided in the Foothill documentation and
                              herein.

         Negative
         Covenants:           As provided in the Foothill documentation.

         Financial
         Covenants:           As provided in the Foothill documentation (to be
                              adjusted appropriately at the Lender's request to reflect the equity infusion pursuant to the Investment Agreement and the extension of credit under the Facilities in an aggregate principal amount in excess of $23.5 million).

         Events of
         Default: As provided in the Foothill documentation and herein.

VI.      Certain Other Provisions.
         -------------------------

         Conversion to Equity
         at Closing of Equity
         Investment:          PRINCIPAL: Upon the closing of the Proposed Equity
                              Investment as contemplated by the Investment
                              Agreement (the "EQUITY CLOSING"), the Lender may, at its option, elect to convert to common equity of the Borrower at a conversion price of 0.1111% of the total common shares of the Borrower per $100,000 of principal converted (the "CONVERSION
                              PRICE") all or any portion of the aggregate principal amount of Term Loans outstanding under the Facilities as of the date of the Equity
                              Closing. At the time of any such conversion, the amount of any accrued and unpaid interest in respect of the principal amount so converted shall become due and payable.

                              UNFUNDED COMMITMENTS: Upon the Equity Closing, the Lender may, at its option, elect to reduce or terminate any or all of the then unfunded commitments under the Facilities.

         Conversion to Equity
         at Termination of
         Investment
         Agreement:           If, prior to the Equity Closing, MEIH shall notify
                              the Borrower of its election to terminate the Investment Agreement or if the Investment
                              Agreement shall otherwise terminate in accordance with its terms (each, a "TERMINATION EVENT"), the Lender may, at its option, (x) within 10 days after such Termination Event, elect to convert to common equity of the Borrower at the Conversion
                              Price all or any portion of the aggregate principal amount of Term Loans outstanding under the Conversion Facility as of the Termination Event and (y) within 10 days of the making of each Term
                              Loan under the Conversion Facility following a Termination Event, elect to convert to common equity of the Borrower at the Conversion Price all or any portion of the principal amount of such Term Loan. At the time of any such conversion, the amount of any accrued and unpaid interest in respect of the principal amount so converted shall become due and payable.

         Anti-Dilution:       Any conversion of Term Loans to equity securities
                              as provided above shall be made pursuant to documentation providing anti-dilution protections satisfactory in form and substance to the Lender and consistent with those in the Investment
                              Agreement.

         Governing Law:       State of New York.

         Indemnities
         and
         Reimbursements:      The Borrower will reimburse and indemnify and hold
                              harmless the Lender and its partners, directors, officers, employees and agents for and against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use of proceeds hereunder.

         No Commitments:      No purchase by the Lender of any debt of the
                              Borrower outstanding under any NationsBank facility shall result in the acquisition or assumption by the Lender of any commitment or other obligation to extend credit to the Borrower or any other person under any such facility except as provided herein.

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